Exhibit 99.1

CUSIP No. 37637K108

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the amendment to the statement on Schedule 13G with respect to the Class A Common Stock, par value $0.0000025 per share, of GitLab Inc., to which this Agreement is attached as an Exhibit, and any additional amendments to such statement, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed, either manually or electronically, in one or more counterparts.

Date: February 12, 2024	/s/ Sytse Sijbrandij
Sytse Sijbrandij

Date: February 12, 2024	SYTSE SIJBRANDIJ REVOCABLE TRUST DATED FEBRUARY 21, 2019

	By:	/s/ Sytse Sijbrandij
	Name:	Sytse Sijbrandij
	Title:	Trustee

Date: February 12, 2024	SIJBRANDIJ FOUNDATION LLC

	By:	/s/ Sytse Sijbrandij
	Name:	Sytse Sijbrandij
	Title:	President